U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                       SEC File Number 000-52883
                                                         CUSIP Number 22529R 106

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: January 31, 2014
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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    If the  notification  relates to a portion of the filing  checked  above, identify  the Item(s) to which the notification relates:  N/A
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Part I - Registrant Information
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Full Name of Registrant:  Diversified Resources, Inc.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

1789 W. Littleton Blvd.

City, State and Zip Code

Littleton, CO 80120

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Part II - Rules 12b-25(b) and (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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      State below in reasonable detail the reasons why the Form 10-K, 20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete its financial statements in sufficient time so as to allow the filing of the report by March 17, 2014.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart        (303)             839-0061
              ---------------      ---------      ----------------
                 (Name)           (Area Code)    (Telephone Number)

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    (2)  Have all other periodic reports
         required under Section 13 or 15(d)
         of the Securities Exchange Act of
         1934 during the preceding l2 months
         (or for such shorter period that the
         registrant was required to file such
         reports) been filed? If answer
         is no, identify report(s).                 [X] Yes  [ ] No

    (3)  Is it anticipated that any significant
         change in results of operations from
         the corresponding period for the last
         fiscal year will be reflected by the
         earnings statements to be included
         in the subject report or portion thereof?  [ ] Yes  [X] No

         If so: attach an explanation of the
         anticipated change, both narratively
         and quantitatively, and, if
         appropriate, state the reasons why a
         reasonable estimate of the results
         cannot be made.

                           DIVERSIFIED RESOURCES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                        DIVERSIFIED RESOURCES, INC.


Date: March 18, 2014                    By /s/ Paul Laird
                                           ------------------------------------
                                           Paul Laird,
                                           President and Chief Executive Officer


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).